Exhibit 10.4

[Celunol Letterhead]

November 8, 2006

Mr. John A. McCarthy, Jr.

9 Francis Street

Dover, MA 02030

Dear John:

We are pleased to confirm the compensation agreement between you and Celunol Corp., a Delaware corporation (the “Company”). In consideration of the covenants and agreements set forth below, the Company hereby employs you, and you hereby agree to be employed by the Company, on the following terms and conditions:

1. Term. This Agreement shall become effective as of November 8, 2006 (the “Effective Date”) and shall continue until November 7, 2007 unless it is earlier terminated by you or the Company in accordance with the provisions of Section 5 below (the “Term”). The Term may be extended by our mutual written agreement.

2. Duties and Responsibilities. During the Term of this Agreement, you shall have, and you agree to carry out to the best of your ability, the duties and responsibilities of Executive Vice President and Chief Financial Officer. You shall have such executive responsibilities and duties as are assigned by the Chief Executive Officer of the Company and are consistent with the position of Executive Vice President and Chief Financial Officer. In the performance of your duties and responsibilities hereunder, you shall regularly report to the Chief Executive Officer of the Company. You agree to devote your full business time, attention and energies to the business and interests of the Company during the term of your employment with the Company. You warrant that you are free to enter into and fully perform this Agreement and are not subject to any employment, confidentiality, non-competition or other agreement which would restrict your performance under this Agreement.

3. Compensation and Benefits. Subject to your adherence to all of your responsibilities under this Agreement, during the Term of this Agreement you shall be entitled to receive the following compensation and benefits.

(a) Base Salary. Commencing on the Effective Date, and during the Term of this Agreement, Company will pay you a base salary at the monthly rate of $18,333.33 (“Base Salary”), minus withholdings as required by law or other deductions authorized by you, which amount shall be paid to you in periodic installments in accordance with Company’s payroll practices then in effect. Your Base Salary shall be subject to annual review and adjustment beginning with the first anniversary of the Effective Date.

November 8, 2006

(b) Incentive Bonus. For each calendar year during the Term of this Agreement, you will be entitled to receive an annual performance-based bonus with a target amount of 30% of your Base Salary. You and the Company acknowledge that the actual amount of this bonus for any year will depend on performance and may be more than or less than such target amount. For each calendar year, the amount of your bonus and the milestones required to achieve payment of the bonus will be established by the Board of Directors and shall be paid not later than February 28 of the following year if a bonus becomes payable. Your initial incentive bonus period will be November 8, 2006 through December 31, 2006.

(c) Transaction Bonus. You will be entitled to participate in a transaction bonus pool (the “Transaction Bonus Pool”) to be created by the Company with respect to the development and project financing for the proposed ethanol plant under consideration for Jennings, Louisiana (the “Jennings Project”) and building a project development pipeline of two to three projects for 2007 and 2008 (with the Jennings Project and other projects to be pursued by the Company referred to herein as the “Projects”). The Company expects that the Transaction Bonus Pool will be in an amount between  1/2 of 1% and 1% of the total project cost for the Projects. Creation of this Transaction Bonus Pool and the amount and terms of the Transaction Bonus Pool is subject to obtaining all consents of lenders, equity providers and other project participants for the Projects. The portion of the Transaction Bonus Pool payable with respect to any year will be distributed in the first quarter of the subsequent year as part of the Company’s incentive compensation payments. Nothing in this paragraph will obligate the Company to pursue the development any project.

(d) Benefits. During the term of this Agreement, you shall be entitled to participate, to the extent you are otherwise eligible, in all group insurance programs or other fringe benefit plans which the Company shall make available to similarly situated employees. The Company may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by you.

(e) Signing Bonus. Promptly after the date hereof, the Company will make a lump sum payment in the amount of $50,000, subject to withholding as provided in Section 8, in recognition of expenses you may incur and revenue you will forego by starting employment on November 8, 2006.

(f) Vacation. You will be entitled to four (4) weeks of vacation per year, in accordance with the Company’s vacation policy as in effect from time to time.

(g) Restricted Stock. The Company will sell to you shares of the Company’s common stock at a purchase price equal to fair market value as of the date of purchase (as determined by the Board of Directors or its Compensation Committee). The total size of the grant will be 864,900 shares of the Company’s common stock, which represents

November 8, 2006

approximately 2.0% of Celunol’s outstanding common stock on a fully-diluted basis as of the date hereof. These shares will be sold pursuant to a restricted stock purchase agreement in the form of Exhibit A hereto, which includes a right of the Company to repurchase the restricted shares in the event this Agreement is terminated pursuant to Section 5. This repurchase right will lapse in quarterly installments over four (4) years so long as this Agreement has not terminated in accordance with Section 5 hereof, and will otherwise be subject to the terms of the Company’s 2006 Equity Incentive Plan, a copy of which is attached hereto as Exhibit B. You hereby represent and warrant to the Company that you are an “accredited investor” as defined in Rule 501 under the Securities Act of 1933, as amended.

4. Restrictive Covenants. You hereby agree to enter into the Employee Invention, Non-Competition and Confidentiality Agreement in the form attached hereto as Exhibit C (the “Employee Invention Agreement”), the terms of which are incorporated into this Agreement.

5. Termination. You and the Company shall be free to terminate this Agreement as follows:

(a) By The Company For Cause. The Company shall have the right to terminate your employment hereunder at any time for “Cause” upon thirty (30) days’ prior written notice. For purposes of this Agreement only, “Cause” shall be defined to include (1) material misconduct in the performance of your duties and responsibilities hereunder, (2) your material failure, refusal or inability (other than for reasons of disability) to perform your duties and responsibilities hereunder or to carry out any lawful direction of the Chief Executive Officer or Board of Directors, (3) breach by you of a material term of this Agreement or the Employee Invention Agreement, or any other agreement between you and the Company and (4) conviction of or plea of nolo contendere, to, a felony or other crime involving moral turpitude, or imprisonment for any crime; provided, however, that in the event of a potential termination for Causes 1, 2 or 3 above, such termination may not occur until at least thirty (30) days after the Company has provided you with a detailed written notice of the ground(s) for the termination, and then only if you have failed to correct the behavior giving rise to, such potential termination. Notwithstanding any other provision of this Agreement, in the event of a termination for Cause pursuant to this paragraph, the Company shall only be obligated to pay you (i) your Base Salary through the date of your termination, (ii) your accrued but unused vacation, (iii) any earned, but unpaid, performance bonus described in Section 3(b) with respect to the calendar year immediately preceding the year in which your employment is terminated, based on the achievement of the performance milestones established for such calendar year in accordance with Section 3(b), as determined by the Board of Directors, and (iv) such other benefits and payments to which you may be entitled by law or pursuant to the benefit plans of the Company then in effect.

(b) Disability. The Company shall have the right to terminate your employment hereunder in the event that you shall be prevented, by illness, accident, disability or any other physical or mental condition (to be determined by means of a

November 8, 2006

written opinion of a competent medical doctor chosen by mutual agreement of the Company and you or your personal representative), from substantially performing your duties and responsibilities hereunder for one or more periods totaling sixty (60) days in any twelve (12) month period. In the event of a termination of your employment pursuant to this paragraph, your right to receive income continuation shall be determined in accordance with the terms and conditions of the Company’s short-term and long-term disability plans then in effect.

(c) Death. In the event of a termination of your employment hereunder by reason by your death, your estate or legal representative shall be entitled to receive your Base Salary through the date of your death, together with such death benefits as may be provided by the Company’s benefit plans then in effect.

(d) Termination By Company Other Than For Cause, Disability or Death. The Company shall have the right to terminate your employment hereunder at any time other than for Cause, disability or death upon thirty (30) days’ prior written notice to you. In the event of a termination by the Company pursuant to this paragraph, you shall be entitled to receive severance pay in the amount of your Base Salary for a period of nine (9) months after your termination date, minus required withholdings, which severance payments will be made to you on the Company’s normal payroll cycle; provided, however, that your right to receive such severance pay shall be contingent upon (x) your compliance with all of your obligations under this Agreement, including those set forth in Section 6 below, and the Employee Invention Agreement, and (y) your execution of a general release of all claims against the Company and its affiliates in form satisfactory to the Company.

(e) Termination By You For Good Reason. In the event that you resign your employment with the Company at any time, by providing to the Company a written notice of resignation within thirty (30) days following an event constituting “Good Reason,” as that phrase is defined below, your resignation shall be deemed to be a termination of your employment by the Company other than for Cause pursuant to 5(d) above, in which event both you and the Company shall have your respective rights and obligations in the event of such a termination. In the event that you do not send the Company a written notice of resignation pursuant to this paragraph within thirty (30) days following an event constituting Good Reason, your rights under this paragraph 5(e) shall cease. For purposes of this Agreement, the phrase “Good Reason” shall mean any of the following actions by the Company: (i) your demotion to a non-executive position, or (ii) material reduction of your ability to participate in the Company’s fringe and benefit plans, other than any reduction that is part of a general reduction or other concessionary arrangement affecting all senior officers, or (iii) transferring you to a new location outside of the Boston metropolitan area (which for purposes of this Agreement means any location more than 50 miles from Boston).

(f) Termination By You For Any Other Reason. You shall have the right to terminate your employment hereunder at any time for any reason not otherwise covered

November 8, 2006

by 5(e) by providing thirty (30) days’ prior written notice to Company. In the event of a termination by you pursuant to the preceding sentence, Company shall only be obligated to pay you your Base Salary through the date of your termination together with such other benefits and payments to which you may be entitled by law or pursuant to the benefit plans of the Company then in effect.

(g) Survival. The provisions of Sections 6, 7, 8 and 10 through 15 shall survive the termination of this Agreement.

6. Nondisparagement Covenant.

(a) You agree that you will not at any time speak or act in any manner that is intended to, or does in fact, damage the goodwill or the business of the Company or its affiliates, or the business or personal reputations of any of its directors, officers, agents, employees, clients or suppliers, and you further agree that you will not engage in any other deprecating conduct or communications with respect to the Company or its affiliates. You further agree that you will refrain from publicly or privately making any statement concerning the Company or its affiliates or their officers, directors, employees, agents, clients or suppliers, or the Company’s business methods of operation or methods of doing business, which is in any way negative or unflattering or which could reasonably be expected to subject them to any public disrespect, scorn or ridicule, or legal or regulatory action.

(b) The Company agrees that it will not at any time speak or act in any manner that is intended to, or does in fact, damage your business or personal reputation, and the Company further agrees that it will not engage in any other deprecating conduct or communications with respect to you. The Company further agrees that it will refrain from publicly or privately making any statement concerning you or your business methods of operation or methods of doing business, which is in any way negative or unflattering or which could reasonably be expected to subject you to any public disrespect, scorn or ridicule, or legal or regulatory action.

(c) The provisions of this Section 6 are not intended to prohibit any legally required disclosure provided that such disclosure is accurate and the Company or you, as applicable, is given reasonable prior notice of such requirement and a reasonable opportunity to contest or minimize such disclosure.

7. Specific Performance. You recognize and agree that the Company’s remedy at law for breach of Section 6 of this Agreement or the Employee Invention Agreement would be inadequate, and further agree that, for breach of such provisions, the Company shall be entitled to injunctive relief and to enforce its rights by an action for specific performance.

8. Withholding. All payments made to you pursuant to this Agreement or otherwise in connection with your employment shall be subject to the usual withholding practices of the Company and will be made in compliance with existing federal and state requirements regarding the withholding of tax.

November 8, 2006

9. Continuation of Employment. You understand, acknowledge and agree that this Agreement does not create an obligation for the Company or any other person to continue your employment and, subject to your right to receive compensation and benefits as provided in Section 5, you will be an at-will employee and the Company may terminate your employment at any time.

10. Choice of Law. This Agreement, and all disputes arising under or related to it, shall be governed by the law of the Commonwealth of Massachusetts.

11. Arbitration; Venue.

(a) All disputes arising out of this Agreement (other than claims for injunctive relief and any claims under the Employee Invention Agreement) shall be resolved by final and binding arbitration. The arbitration shall be conducted in Boston, Massachusetts under the American Arbitration Association’s National Rules for the Resolution of Employment Disputes employing a single arbitrator. The arbitrator shall not be empowered to award punitive damages.

(b) For any disputes under this Agreement that are not subject to arbitration, the parties will submit to the exclusive jurisdiction and venue of any court of competent jurisdiction sitting in the county in which the Company’s headquarters in the Commonwealth of Massachusetts is located, and will comply with all requirements necessary to give such court jurisdiction over the parties and the controversy. EACH PARTY HEREBY WAIVES ANY RIGHT TO A JURY TRIAL AND TO CLAIM OR RECOVER PUNITIVE DAMAGES.

12. Assignment. This Agreement, and the rights and obligations of you and the Company hereunder, shall inure to the benefit of and shall be binding upon, you, your heirs and representatives, and upon the Company, its successors and assigns. This Agreement may not be assigned by you.

13. Notices. All notices required by this shall be in writing and shall be deemed to have been duly delivered when delivered in person or when mailed by certified mail, return receipt requested, as follows:

A. If to you:

John A. McCarthy, Jr.

9 Francis Street

Dover, MA 02030

November 8, 2006

B. If to Company:

Celunol Corp.

1 Memorial Drive, 11th Floor

Cambridge, MA 02142

Attn: Chief Executive Officer

or to such other address as a party hereto shall specify in writing given in accordance with this section.

14. Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provision shall be construed by limiting or reducing them so as to be enforceable to the maximum extent compatible with applicable law.

15. Consultation with Counsel; No Representations. You agree and acknowledge that you have had a full and complete opportunity to consult with counsel of your own choosing concerning the terms, enforceability and implications of this Agreement. Both you and the Company acknowledge that neither party has made any representations or warranties to the other party concerning the terms, enforceability or implications of this Agreement other than as are reflected in this Agreement.

November 8, 2006

If the foregoing correctly conforms to your understanding of the agreement between you and the Company, please sign and date the enclosed copy of this letter and return it to us.

Very truly yours,

CELUNOL CORP.

By	/s/ Carlos A. Riva
Carlos A. Riva
President and Chief Executive Officer

Agreement Confirmed:

/s/ John A. McCarthy, Jr.
John A. McCarthy, Jr

Exhibit A:	Restricted Stock Purchase Agreement
Exhibit B:	2006 Equity Incentive Plan
Exhibit C:	Employee Invention, Non-Competition and Confidentiality Agreement